Exhibit 4.30

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into on this 8th  day of August, 2011 by and between BioLineRx Ltd., a company organized under the laws of the State of Israel, with its offices at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLine”), and David Malek, I.D. Number 034371252 with an address at 19 Stephan Weis, Haifa (the “Executive”).

WHEREAS, BioLine desires to employ the Executive and the Executive desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

1.	Employment.

1.1.
The Executive shall serve in the position described in Exhibit A commencing on October 16, 2011 (the “Commencement Date”). The Executive shall be under the direct supervision of and comply with the directives of the CEO of BioLine and/or any such individual designated by BioLine at its sole discretion (the “Supervisor”). The Executive shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor diligently, conscientiously and in furtherance of BioLine’s best interests. Executive’s duties and responsibilities hereunder may also include other services performed for affiliates of BioLine.

1.2.
During the Employment Period, Executive shall honestly, diligently, skillfully and faithfully serve BioLine, and undertakes to devote all of Executive’s efforts and the best of his/her qualifications and skills to promoting the business and affairs of BioLine, and shall at all times act in a manner suitable of his position and status in BioLine.

1.3.
The Executive agrees and undertakes to inform BioLine, immediately after becoming aware of any matter that may in any way raise a conflict of interest between Executive and BioLine. Executive shall not receive during any payment, compensation or benefit from any third party in connection, directly or indirectly, with the execution of Executive’s position in BioLine.

1.4.
Executive will be employed on a full time basis. Executive shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity except with the prior written consent of BioLine, which shall not be unreasonably withheld.

1.5.
Executive hereby confirms and declares that his/her position is one that requires a special measure of personal trust and loyalty. Accordingly, the provisions of the Hours of Work and Rest Law-1951 shall not apply to Executive, and Executive shall not be entitled to any compensation for working more than the maximum number of hours per week set forth in said law or any other applicable law.

1.6.	The Executive may also work outside of regular working hours and outside of regular working days, as may be required by BioLine from time to time.

1.7.
The parties hereby confirm that this is an agreement for personal services and that the relationship between the parties shall not be subject to any general or special collective employment agreement or any custom or practice of BioLine with respect to any of its other Executives or contractors.

2.
Place of Performance. Executive shall be based at BioLine’s facilities in Israel or at such other place as is otherwise appropriate to the functions being performed by BioLine. Executive acknowledges and agrees that his/her position may involve significant domestic and international travel.

______________________ BioLine	______________________ Employee

3.
Executive’s Representations and Warranties. Executive represents and warrants that the execution and delivery of this Agreement and the fulfillment of all its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which Executive is a party or by which Executive is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement Executive may have had with third parties and with respect to any allowed engagement Executive may have with any third party during the term of his/her engagement with BioLine (for purposes hereof, such third parties shall be referred to as “Other Employers”), Executive represents, warrants and undertakes that: (a) Executive’s engagement with BioLine is and will not be in breach of Executive’s undertakings towards Other Employers, and (b) Executive will not disclose to BioLine, or use, in provision of any services to BioLine, any proprietary or confidential information belonging to any Other Employers. Executive further represents and warrants that: (c) he/she does not suffer from any medical condition that may prevent from complying with duties and obligations under this Agreement; (d)based on the Executive's best knowledge regarding his current physical condition, the employment by BioLine will not cause any hazard to Executive’s health.

4.
Proprietary Information; Confidentiality and Non-Competition. The Executive is obligated to keep all the terms and covenants of this Agreement under strict confidentiality. By executing this Agreement, Executive agrees to the provisions of BioLine’s Proprietary Information, Confidentiality and Non-Competition Agreement attached as Exhibit B hereto. The terms of Executive’s employment are personal and confidential, and Executive undertakes to keep such terms in confidence and shall refrain from disclosing such terms to any third party.

5.
Period of Employment. Executive’s employment by BioLine commences on the Commencement Date for an initial period of three (3) months (the “Initial Period”) and shall then continue, unless terminated in accordance with the provisions of this Agreement (the Initial Period together with subsequent periods of employment pursuant to this Agreement shall be referred to as the “Employment Period”).

5.1.
Death or Disability.  The Executive’s employment will terminate upon the death of the Executive, and BioLine may terminate the Executive’s employment after having established the Executive’s disability.  For purposes of this Agreement, “disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform Executive’s duties under this Agreement which continues for a period of at least ninety (90) consecutive days.  Upon termination for disability, the Executive shall be entitled to severance pay required by law, in accordance with the terms of this Agreement.

5.2.	Termination at Will. Either party may terminate the employment relationship hereunder at any time by giving the other party prior written notice, as set forth in Exhibit A (the “Notice Period”).

5.3.
Termination for Cause. In the event of a termination for Cause (as defined below), BioLine may immediately terminate the employment relationship effective as of the time of notice of the same, and without payment in lieu of prior notice. “Cause” means (i) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to BioLine or its affiliates, and the engaging by Executive in any prohibited business competitive to the business of BioLine; (ii) any willful failure to perform or failure to perform competently any of Executive’s fundamental functions or duties hereunder, which was not cured within thirty (30) days after receipt by Executive of written notice thereof; (iii) any breach of this Agreement by the Executive; and (iv) any other cause justifying termination or dismissal without severance payment under applicable law.

______________________ BioLine	______________________ Employee

5.4.
Notice Period; End of Relations. During the Notice Period, the employment relationship hereunder shall remain in full force and effect and there shall be no change in Executive’s position with BioLine, the Salary, or in any other obligations of either party hereunder, unless otherwise determined by BioLine in a written notice to Executive, and Executive shall cooperate with BioLine and assist BioLine with the integration into BioLine of the person who will assume Executive’s responsibilities. At the option of BioLine, the Executive shall during such period either continue with Executive’s duties or remain absent from BioLine’s premises. However, BioLine, at its own discretion, may terminate this Agreement and the employment relationship at any time immediately upon a written notice and pay Executive an amount equal to the Salary referred to in Section 6 below that would have been paid to Executive during the Notice Period in lieu of the prior notice.

5.5.
Without derogating from all of BioLine’s rights according to the provisions of this Agreement and the law, upon the termination of this Agreement, BioLine shall have the right to deduct from any payment to be paid to the Executive any sum owed by the Executive to BioLine.

6.	Salary.

6.1.	BioLine shall pay or cause to be paid to the Executive during the term of this Agreement a gross salary in the amount set forth in Exhibit A per month (the “Base Salary”).

6.2.
The Salary will be paid no later then the 9th day of each calendar month after the month for which the Salary is paid, after deduction of any and all taxes and charges applicable to Executive, as may be in effect or which may hereafter be enacted or required by law. Executive shall notify BioLine of any change which may affect Executive’s tax liability.

7.	Bonus Plan

7.1.	During the Employment Period, the Executive shall be eligible to receive one or more bonus payments determined in accordance with the terms specified below.

7.2.	For the purposes of this section 7:

“Significant Out-Licensing Deal” shall mean an agreement between BioLine and a  licensee for the out-license or other development and commercialization of a BioLine compound, which includes an up-front payment of at least USD 5,000,000,

“Strategic Deal” shall mean (1) an out-licensing agreement which does not constitute a Significant Out-Licensing Deal; and/or (2) a partnering or other agreement between BioLine and a third party, designated as strategic by BioLine’s CEO in writing and in advance.

“Annual Salary” shall mean the annual Base Salary applicable to the Executive at the closing of the Deal.

7.2.1.	For each Significant Out-Licensing Deal signed and closed, the Executive shall be eligible to receive a one-time Bonus payment equal to 35% of Annual Salary.

7.2.2.	For each “Strategic Deal” signed and closed, the Executive shall be eligible to receive a one-time payment equal to 17% of the Annual Salary.

7.2.3.
The payments aforementioned in section 7.2.1 and 7.2.2 shall be payable with the salary payment immediately following the closure of the deal, and in each case subject to review and approval of BioLine’s Board of Directors.

______________________ BioLine	______________________ Employee

8.	Relocation costs loan

In order to assist in the costs related to the Executive’s relocation, BioLine agrees to provide the Executive with a loan in the amount of USD 12,500 under the following terms:

8.1.
The loan shall be provided within 7 days after the date that this Agreement is signed, and shall bear linkage to the consumer price index + annual interest at the lowest rate allowed in accordance with the rules for employee loans currently in effect as established by the Israeli Income Tax Authority.

8.2.	After completion of one year of Employment, 33% of the loan (including accrued interest) shall be forgiven.

8.3.	After completion of two years of employment, 100% of the loan (including accrued interest) shall be forgiven.

8.4.
In the event that the Executive decides to terminate the employment arrangement prior to completion of two years of employment, the balance amount of loan then in effect (including accrued interest) shall become payable within 30 day of termination, and  the Executive hereby agrees that the balance amount shall be deducted from the Executive's Salary and/or any other payment due to the Executive by BioLine. In the event that BioLine decides to terminate the employment arrangement, other than for cause (as defined herein), the entire loan balance (including accrued interest) shall be immediately forgiven.

8.5.	The Executive will be responsible for all income taxes that may be payable upon forgiveness of the loan and accrued interest.

9.	Insurance and Social Benefits.

The Executive shall be entitled to the following benefits:

9.1.
Manager’s Insurance; Pension Fund. Subsequent to the Initial Period, and subject to the continued employment of Executive following the Initial Period, BioLine will insure Executive, retroactive to the Commencement Date, under a “Manager’s Insurance Scheme” or pension fund to be selected by BioLine in coordination with Executive  (unless otherwise agreed to by the parties) (collectively the “Policy”), such that BioLine will pay an amount equal to 13⅓% of the Salary towards a such Policy, of which 5% shall be for pension fund payments and 8⅓% shall serve to cover severance compensation. In addition, BioLine shall deduct from the Salary an amount equal to 5% of the Salary, and forward the same to the Policy. Any tax payable in respect of such contributions to the Policy shall be borne and paid by the Executive.

9.2.
The Executive hereby agrees and acknowledges that all of the payments that BioLine shall make to the abovementioned Policy shall be instead of any severance pay to which the Executive or Executive’s successors shall be entitled to receive from BioLine with respect to the salary from which these payments were made and the period during which they were made, in accordance with Section 14 of the Severance Pay Law 5723-1963 (the “Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, attached hereto as Exhibit C. BioLine hereby waives in advance any claim it has or may have to be refunded any of the payments made to the manager’s insurance policy, unless (i) the Executive’s right to severance pay is invalidated by a court ruling on the basis of Sections 16 or 17 of the Law (and in such case only to the extent it is invalidated), or (ii) the Executive withdrew funds from the manager’s insurance policy for reasons other than an “Entitling Event”. An “Entitling Event” means death, disability or retirement at the age of sixty (60) or more.

______________________ BioLine	______________________ Employee

9.3.
Disability Insurance. In addition to the foregoing, during the Employment Period BioLine will bear the cost of disability insurance with an insurance company (Ovdan Kosher Avoda). The amount paid by BioLine for such insurance shall be as generally accepted, but shall not exceed 2.5% of the Salary.

9.4.
Advanced Study Fund. At the end of the Initial Period, and subject to the continued employment of Executive following the Initial Period, BioLine will maintain an advanced study fund (Keren Hishtalmut) recognized by the Israeli Income Tax Authorities, retroactive to the Commencement Date, such that BioLine and Executive shall contribute to such fund an amount equal to 7.5% of the Salary and 2.5% of the Salary, respectively. Any tax payable in respect of such contributions to such fund shall be borne and paid by the Executive. All payments and contributions of BioLine with respect to these benefits shall be limited to the Salary and up to the highest amount recognized by the tax authorities.

9.5.	Convalescence. During the Employment Period, Executive shall be entitled to receive convalescence allowance (Dmei Havra’a) pursuant to applicable law.

9.6.
Sick Leave. The Executive shall be entitled to be absent from work each year due to illness for the number of days allowed pursuant to the Sick Pay Law 5736 - 1976, and shall be entitled to fully paid sick leave upon presentation of appropriate medical documentation regarding said illness. Any amounts paid to the Executive on account of the disability insurance indicated in subsection 7.3 above, will be on account of sick leave payment.

9.7.
Reserve Service. During the Employment Period, BioLine shall pay the full salary of the Executive during the period of the Executive’s military reserve service. National Insurance Institute transfers in connection with such military reserved duty shall be retained by BioLine.

9.8.
Vacation. During the Employment Period, Executive shall be entitled to vacation in the number of working days per year as set forth in Exhibit A, as adjusted in accordance with applicable law.  A “working day” shall mean Sunday to Thursday inclusive, and the use of said vacation days will be coordinated with BioLine. Executive shall be entitled to accumulation and redemption of vacation days in accordance with BioLine’s Executives’ handbook, which may be amended from time to time in BioLine’s sole discretion.

9.9.
Mobile Phone; Computer. During the Employment Period, the Executive shall be entitled to receive a mobile phone. Executive shall use the mobile phone in a standard and reasonable manner, and in accordance with BioLine’s policies. During the Employment Period, the Executive may be entitled to receive a laptop computer. Executive shall use such computer in a standard and reasonable manner, and in accordance with BioLine’s policies. The mobile phone and computer (together hereinafter: "The Equipment") shall at all times remain the property of BioLine. The Executive hereby agrees that any amount due by the Executive to BioLine in connection with the equipment (including charges for use above the authorized limit, compensation for loss or damage of the equipment etc.) shall be deducted from the Executive's Salary.

9.10.
Automobile. For purposes of performance of Executive’s duties and tasks, and during the Employment Period, BioLine shall make available to Executive a company vehicle, leased or owned by BioLine of a type to be elected by BioLine, in accordance with its policies which may be amended from time to time (the “Company Car”). Executive shall use the Company Car in accordance with BioLine’s car policy then in effect, as well as the requirements of the leasing company and the insurance company. BioLine shall bear the cost of maintenance and repairs, and any insurance deductibles for the Company Car, in accordance with its policies and a separate Car Agreement which will be signed between Executive and BioLine. Fuel expenses will be covered by BioLine in accordance with the Company’s policy. Executive shall be liable for paying for fuel usage exceeding the limit determined in accordance with the Company’s policy, as well as any parking and/or traffic fines received in connection herewith, and for any damages and expenses in case of negligent use of the Company Car and/or use of the Company Car not in accordance with BioLine’s applicable policies. All taxes arising out of the use of the Company Car shall be borne by Executive, and Executive acknowledges that such taxes will be withheld from Executive’s salary as required by law.  Executive further acknowledges that the tax treatment of the use of the Company Car by Executive is subject to change without notice, and any economic impact resulting from such changes will be Executive’s sole responsibility. For the avoidance of doubt, Executive agrees that the cost of the leasing and/or the cost of the use of the Company Car shall not constitute a component of Executive’s Salary, including with regard to social benefits and/or any other right to which Executive is entitled by virtue of this Agreement or under law. The Executive shall be required to follow rules and regulations as to the usage of the Company Car as described in the “Company Car Lease Agreement” or “Car Addendum” provided to the Executive prior to receipt of the Company Car. The Company Car will remain in BioLine’s ownership, and will be returned to BioLine immediately upon termination of Executive’s employment with BioLine for any reason, as of the date of termination. The Executive shall not be entitled to use a Company Car during unpaid leaves or absences, unless specifically approved by BioLine in writing.

______________________ BioLine	______________________ Employee

10.
BioLine Property. Executive acknowledges and agrees that the computer, telephone, email account and any other device providing for transmittal and storage of information, which are placed at Executive’s disposal by BioLine during the Employment Period are and shall remain the property of BioLine. Executive confirms its understanding that BioLine regularly reviews email correspondence and other information transmitted and stored by using the equipment stated above, and BioLine reserves the right to copy, store, present to others, and use such information.

11.
Expenses. Executive shall be reimbursed for all direct business expenses borne by Executive, in accordance with BioLine’s policies as determined by BioLine from time to time, provided that such expenses were approved by Executive’s Supervisor in advance. As a condition to reimbursement, Executive shall be required to provide BioLine with all invoices, receipts and other evidence of expenditures as may be reasonably required by BioLine from time to time.

12.
Options. Subject to the approval of the Board of Directors of BioLine. Executive shall be granted options to purchase Ordinary Shares par value NIS 0.01 each of BioLine, in the amount set forth in Exhibit A, to be granted pursuant to, and in accordance with, the terms and conditions of the share option plan adopted by BioLine (the “Options”).

13.	General.

13.1.
The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Jerusalem Regional Labor Court. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

______________________ BioLine	______________________ Employee

13.2.
This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior written or oral agreements with respect to the subject matter hereof. This Agreement may not be modified except by written instrument signed by a duly authorized representative of each party. No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof. In the event that it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

13.3.
This Agreement may be assigned by BioLine. Executive may not assign or delegate his/her duties under this Agreement without the prior written consent of BioLine. This agreement shall be binding upon the heirs, successors and permitted assignees of Executive. The provisions of this Agreement shall survive the termination of the Employment Period and the assignment of this Agreement by BioLine to any successor or other assignee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

/s/ Philip Serlin BioLineRx Ltd. By: Philip Serlin Title: CFO/COO	/s/ David Malek Executive Name: David Malek

______________________ BioLine	______________________ Employee

Exhibit A
Particulars of Employment

1.	Name of Executive:	David Malek
2.	ID No. of Executive:	034371252
3.	Address of Employee:	19 Stephan Weis, Haifa
4.	Position in BioLine:	VP of Business Development
5.	Commencement Date:	October 16, 2011
6.	Notice Period:	a.During the Initial Period – 14 days. b.Following the Initial Period – 60 days
7.	Base Salary:	NIS 42,000 The Base Salary shall be increased to NIS 44,000 on January 1, 2012
8.	Options	250,000 options
9.	Vacation Days Per Year:	20
10.	Manager’s Insurance	Yes – as detailed in the body of the Agreement
11.	Pension Fund	Yes – as detailed in the body of the Agreement
12.	Disability Insurance	Yes – as detailed in the body of the Agreement
13.	Advance Study Fund	Yes – as detailed in the body of the Agreement
14.	Automobile	Yes - vehicles of similar value to Mazda 6, Subaru B4 – as detailed in the body of the Agreement
15.	Mobile Phone	Yes – management level mobile phone - as detailed in the body of the Agreement
16.	Computer	Yes – as detailed in the body of the Agreement

______________________ BioLine	______________________ Employee

Exhibit B

Proprietary Information, Confidentiality and Non-Competition Agreement

1.	General.

1.1.
All capitalized terms herein shall have the meanings ascribed to them in the Employment Agreement to which this Exhibit B is attached (the “Employment Agreement”). For purposes of any undertaking of the Executive toward BioLine, the term BioLine shall include all subsidiaries and affiliates of BioLine including its General and Limited Partners

1.2.
The Executive’s obligations and representations and BioLine’s rights under this Exhibit B (this “Agreement”) shall apply as of the Commencement Date of the employment relationship between BioLine and the Executive, and as of the first time in which Executive became engaged with BioLine, regardless of the date of execution of the Employment Agreement.

1.3.	Executives undertakings hereunder shall remain in full force and effect after termination of this Agreement or the Employment Agreement, or any renewal thereof.

2.
Executive acknowledges that he/she has received and/or may receive information of a confidential and proprietary nature regarding the activities and business of BioLine, its parent companies, subsidiaries and/or affiliates, all whether in oral, written, graphic, or machine-readable form, or in any other form, including, but not limited to, (i) patents and patent applications and related information, (ii) trade secrets and industrial secrets, and (iii) drugs, compounds, molecules, building blocks, chemical libraries, reaction protocols for chemical libraries, chemical structures, chemical design and model relationship data, chemical databases, assays, samples, media and other biological materials, procedures and formulations for producing any such materials, products, processes, ideas, know-how, trade secrets, drawings, inventions, improvements, formulas, equations, methods, developmental or experimental work, research or clinical data, discoveries, developments, designs, techniques, instruments, devices, computer software and hardware related to the current, future and/or proposed products and services, and including, without limitation, information regarding research, development, new service offerings or products, marketing and selling, business plans, forecasts, business methods, budgets, finances, licensing, collaboration and development arrangements, prices and costs, buying habits and practices, contact and mailing lists and databases, vendors, customers and clients, and potential business opportunities, and personnel (collectively, “Confidential Information”). Confidential Information may also include information furnished to BioLine by third parties, which, for purposes of this Agreement, shall all be deemed Confidential Information of BioLine. Notwithstanding the aforesaid, information that is in the public domain, through no act or omission of the Executive shall not be deemed Confidential Information. The Confidential Information and all right, title and interest therein will remain at all times the exclusive property of BioLine (or any third party entrusting its own Confidential Information to BioLine).

3.
At all times during the Employment Period and thereafter, Executive will hold all Confidential Information in strictest confidence and will not disclose, use, or make any copies thereof. Executive hereby assigns to BioLine any rights that the Executive may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole property of BioLine and its assigns or licensors, as applicable.

4.
Executive represents that he/she has assigned to BioLine all inventions, original works of authorship, developments, improvements, and trade secrets which were conceived, developed, made or reduced to practice by Executive prior to the date of the this Agreement or the Commencement Date, whichever is earlier (collectively referred to as “Prior Inventions”), in which Executive has or purports to have any ownership interest in or a license to use, and which relate to BioLine’s current or proposed business, products or research and development.

______________________ BioLine	______________________ Employee

5.
Executive will promptly disclose and describe to BioLine all inventions, improvements, designs, concepts, techniques, methods, processes, know how, and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets that are made, developed, conceived or first reduced to practice or created by Executive, whether alone or jointly with others, during the provision of Consulting Services (i) which relate to BioLine’s business or actual or demonstrably anticipated research or development, (ii) which are developed in whole or in part on BioLine’s time or with the use of any of BioLine’s Confidential Information or other information, equipment, supplies, facilities or trade secret information, or (iii) which result directly or indirectly from any work performed by Executive for BioLine (the “Inventions”, and each an “Invention”).

6.
Executive hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights (defined below) are first reduced to practice or first fixed in a tangible medium, as applicable) to BioLine or its designee(s) all of Executive’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes. Executive further specifically assigns to BioLine all original works of authorship, including any related moral rights, which are made by the Executive (solely or jointly with others) during the Employment Period which are protectable by copyright pursuant to applicable copyright law. Executive also agrees to assign all of his/her right, title and interest in and to any particular Invention to any third party, including without limitation government agency, as directed by BioLine.

The term “Proprietary Rights” shall mean: (i) patents, whether in the form of utility patents or design patents and all pending applications for such patents; (ii) trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same; (iii) copyrights or copyrightable material, including moral rights, including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same; and (iv) all other intellectual property rights throughout the world.

Executive expressly agrees that the consideration paid to Executive pursuant to his/her Employment Agreement constitutes the sole consideration to which Executive may be entitled to for the assignment of any and all Inventions or Proprietary Rights made, developed, conceived or first reduced to practice or created by Executive (or with his/her assistance or contribution) including, without limitation, in accordance with Section 134 of the Patent Law, 5727-1967, and Executive shall not be entitled to receive any additional consideration in this respect whatsoever.

7.
Executive will assist BioLine in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to any Inventions in any and all countries.  To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as BioLine may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, Executive will execute, verify and deliver assignments of such Proprietary Rights to BioLine or its designee.  Executive’s obligation to assist BioLine with respect to Proprietary Rights relating to any such Inventions in any and all countries shall continue indefinitely beyond termination of the Employment Period for any reason (the “Termination Date”), but BioLine shall compensate Executive at a reasonable rate after the Termination Date for the time actually spent by Executive at BioLine’s request on such assistance.

8.
In the event that BioLine is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints BioLine and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Executive.  Executive hereby waives and holds BioLine harmless from any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to BioLine.

______________________ BioLine	______________________ Employee

9.
Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by BioLine) of all Confidential Information developed by the Executive and all Inventions made by the Executive during the Employment Period to BioLine, which records shall be available to and remain the sole property of BioLine at all times.

10.
During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the premises of BioLine any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person.

11.
Upon the earlier of (i) a written request by BioLine; or (ii) the expiration or termination of the employment, Executive shall promptly return to BioLine all Confidential Information, together with any and all copies or excerpts thereof and any and all other information directly or indirectly derived therefrom. Return or destruction of the Confidential Information as required hereunder shall not affect Executive’s remaining obligations pursuant to this Agreement.

12.	Non Competition; Non Solicitation.

12.1.
In consideration of Executive’s terms of employment, which include special compensation for Executive’s undertakings under this Section 12, and in order to enable BioLine to effectively protect its Proprietary Information, Executive undertakes that during the Employment Period and for a period of twelve (12) months from the Termination Date, Executive will not directly or indirectly: (i) carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which directly competes with the products or services of BioLine, (a “Competing Business”) (including, without limitation, as a shareholder); (ii) act as a consultant or Executive or officer or in any managerial capacity in a Competing Business, or supply in direct competition with BioLine services to any person who, to Executive’s knowledge, was provided with services by BioLine any time during the twelve (12) months immediately prior to the Termination Date; (iii) solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to Executive’s knowledge, was provided with services by BioLine at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which directly compete with the services or products supplied by BioLine at the Termination Date; or (iv) employ, solicit or entice away or endeavor to solicit or entice away from BioLine any person employed by BioLine any time during the twelve (12) months immediately prior the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

12.2.
Insofar as the protective covenants set forth in this Agreement are concerned, Executive specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of BioLine, and the operations and business of BioLine; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of BioLine, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of BioLine. Nevertheless, if any of the restrictions set forth in this Agreement is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties intend for the restrictions set forth in this Agreement to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

______________________ BioLine	______________________ Employee

13.
Executive represents that Executive’s performance of all the terms of the Employment Agreement and this Agreement does not and will not breach any agreement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s relationship with BioLine. Executive has not entered into, and agrees that he/she will not enter into, any agreement either written or oral in conflict herewith.

14.	Executive hereby consents that in the event that the Executive leaves the employ of BioLine. Executive shall notify any new employer of Executive’s rights and obligations under this Agreement.

15.
Executive acknowledges that any violation or threatened violation of this Agreement may cause irreparable injury to BioLine, entitling BioLine to seek injunctive relief in addition to all other legal remedies.

16.
Executive recognizes and agrees that: (i) this Agreement is necessary and essential to protect the business of BioLine and to realize and derive all the benefits, rights and expectations of conducting BioLine’s business; (ii) the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) good and valuable consideration exists under the Employment Agreement, for Executive’s agreement to be bound by the provisions of this Agreement.

17.	Section 11 (General) of the Employment Agreement shall apply to this Agreement, mutatis mutandis.

18.	EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT CAREFULLY, UNDERSTANDS ITS TERMS, AND HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL COUNSEL.

______________________ BioLine	______________________ Employee

Exhibit C

General Approval Regarding Payments by Employers to a Pension Fund and Insurance
Fund in lieu of Severance Pay under the Severance Pay Law 5723-1963

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund”) or to managers’ insurance which includes the possibility to receive annuity payments under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: “Employer’s Payments”), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)   The Employer’s Payments –

(a)   to the Pension Fund are not less than 14⅓% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a  severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2⅓% of the Exempt Salary.  In the event that the employer has not paid the above mentioned 2⅓% in addition to said 12%, his payments shall come  in lieu of only 72% of the employee’s severance pay;

(b)   to the Insurance Fund are not less than one of the following:

(i)   13⅓% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the  lower of either an amount  required to secure at least 75% of the Exempt Salary or in an amount of 2½% of the Exempt Salary (hereinafter: “Disability Insurance Payment”);

(ii)   11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Payment; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2⅓% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2)   No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a)   the employee’s consent to an arrangement pursuant to this approval, in an agreement  specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

(b)   an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Section 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)   This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

15th Sivan 5758 (June 9th, 1998).

______________________ BioLine	______________________ Employee